Exhibit 10.1

EXECUTION VERSION

SHAREHOLDERS’ AGREEMENT

by and among

SIGNET JEWELERS LIMITED,

GREEN EQUITY INVESTORS VI, L.P.

GREEN EQUITY INVESTORS SIDE VI, L.P.

LGP ASSOCIATES VI-A LLC

and

LGP ASSOCIATES VI-B LLC

Dated as of October 5, 2016

i

SHAREHOLDERS’ AGREEMENT, dated as of October 5, 2016 (as may be amended from time to time, this “Agreement”), by and among Signet Jewelers Limited, a Bermuda exempted company (the “Company”), and each of Green Equity Investors VI, L.P., a Delaware limited partnership (“Fund VI”), Green Equity Investors Side VI, L.P., a Delaware limited partnership (“Fund Side VI”), LGP Associates VI-A LLC, a Delaware limited liability company (“LGP Associates VI-A”), and LGP Associates VI-B LLC, a Delaware limited liability company (“LGP Associates VI-B” and, together with Fund VI, Fund Side VI and LGP Associates VI-A, the “Initial Shareholder”).  The obligations of the Initial Shareholder set forth in this Agreement shall be several and not joint among Fund VI, Fund Side VI, LGP Associates VI-A and LGP Associates VI-B and apportioned in percentages of 62.003520%, 36.954080%, 0.075200% and 0.967200% respectively.

W I T N E S S E T H:

WHEREAS, the Company, Fund VI and Fund Side VI have entered into an Investment Agreement, dated as of August 24, 2016 (as may be amended from time to time, the “Investment Agreement”), pursuant to which, among other things, the Company is issuing to the Initial Shareholder Series A Convertible Preference Shares (the “Convertible Preference Shares”);

WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company and the Initial Shareholder have entered into a Registration Rights Agreement, dated as of October 5, 2016 (as may be amended from time to time, the “Registration Rights Agreement”), pursuant to which, among other things, the Company grants the Initial Shareholder certain registration and other rights with respect to the Convertible Preference Shares and Common Shares; and

WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Initial Shareholder’s ownership of the Securities.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE

1.1           Board of Directors.

(a)            Effective as of the Closing, the board of directors of the Company (the “Board”) will increase the size of the Board to eleven (11) members and the Board shall appoint Jonathan Sokoloff to the Board to serve for a term expiring at the 2017 annual general meeting of the Company’s shareholders or until his successor is duly elected and qualified.  Upon his appointment to the Board, the Company will promptly appoint Jonathan Sokoloff to serve as a member of the Compensation Committee and the Nomination and Corporate Governance Committee.

(b)            For so long as the Approved Holders beneficially own at least (i) thirty-five percent (35%) of the total number of Convertible Preference Shares beneficially owned by the Initial Shareholder as of the Closing (or the total number of Common Shares (on an “as-converted basis”) beneficially owned by the Initial Shareholder as of the Closing) (or a combination thereof, without duplication) or (ii) five percent (5%) of the total number of issued Common Shares (on an “as-converted basis”), the Majority Approved Holders shall have the right to designate one (1) designee to be nominated by the Company for election (including in accordance with Section 6(c) of the Company’s Certificate of Designation of Series A Convertible Preference Shares (the “Series A Certificate”), if applicable), to the Board; provided that such designee is (A) an employee or partner of Leonard Green & Partners, L.P. and reasonably acceptable to the Company, which approval shall not be unreasonably withheld or (B) acceptable to the Company in its sole discretion.  At any time that none of the thresholds set forth in this Section 1.1(b) are satisfied, at the written request of the Board, the designee shall promptly resign, and the Approved Holders shall cause the designee promptly to resign, from the Board.

(c)            For so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), the Board shall include such designee in the slate of nominees to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of shareholders (including pursuant to Section 6(c) of the Series A Certificate, if applicable), subject to such designee’s satisfaction of all applicable requirements regarding service as a director of the Company under Applicable Law and NYSE rules (or the rules of the principal market on which the Common Shares are then listed) regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company as in effect on the date thereof; provided, however, that in no event shall any such designee’s relationship with the Approved Holders or their Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such designee from being a member of the Board pursuant to this Section 1.1.

(d)            For so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b):

(i)            the Company or the Board shall (A) to the extent necessary cause the Board to have a vacancy to permit such Person to be added as a member of the Board, (B) nominate such Person for election to the Board in accordance with Section 1.1(c) and (C) recommend that the Company’s shareholders vote in favor of the Person designated for nomination by the Majority Approved Holders.  In the event of the death, disability, resignation or removal of any Person designated by the Majority Approved Holders as a member of the Board, subject to the continuing satisfaction of the applicable threshold set forth in Section 1.1(b), the Majority Approved Holders may designate a Person satisfying the criteria and qualifications set forth in Section 1.1(c) to replace such Person, and the Company shall cause such newly designated Person to fill such resulting vacancy.  So long as any Person designated by the Majority Approved Holders as a member of the Board is eligible to be so designated in accordance with this Section 1.1, the Company shall not take any action to remove such Person as a director without Cause without the prior written consent of the Majority Approved Holders;

(ii)            The Company shall appoint Jonathan Sokoloff (and any successors) to serve as a member of the Compensation Committee and the Nomination and Corporate Governance Committee, subject to meeting the applicable requirements for service on each such committee as set forth in the New York Stock Exchange Listed Company Manual, the Company’s corporate governance guidelines applicable to all of the members of each such committee and each such committee’s charter.  Such designee shall be entitled to attend meetings of any committee of the Board in a non-voting observer capacity;

(iii)            the Majority Approved Holders’ designee for the Board shall be entitled to compensation consistent with the compensation received by other members of the Board, including any fees and equity awards, and reimbursement for reasonable, out-of-pocket and documented expenses incurred in attending meetings of the Board and its committees;

(iv)            the Company shall provide the Majority Approved Holders’ designee for the Board with the same rights to indemnification and advancement and the same director and officer insurance that it provides to the other members of the Board; and

(v)            the Company shall have the right to implement reasonable recusal requirements applicable to all of the meetings of its Board, and any committees thereof, to ensure that no Confidential Information of the Company, its Subsidiaries or its Affiliates is disclosed to a competitor, supplier or vendor, which shall be reasonably acceptable to the Majority Approved Holders.

(e)            For so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), the Majority Approved Holders shall have the right to designate one (1) non-voting observer to the Board, subject to such observer’s satisfaction of all requirements regarding service as a board observer of the Company under Applicable Law and NYSE rules (or the rules of the principal market on which the Common Shares are then listed) regarding service as a board observer of the Company; provided that such observer is an employee or partner of Leonard Green & Partners, L.P. and reasonably acceptable to the Company, which approval shall not be unreasonably withheld, or otherwise acceptable to the Company in its sole discretion.  Such observer to the Board shall have (i) the right to attend all Board meetings and all committee meetings of the Board as an observer (but whose presence shall not be counted towards the Board’s quorum), (ii) the right to receive advance notice of each meeting, including such meeting’s time and place, at the same time and in the same manner as such notice is provided to the members of the Board and (iii) the right to receive copies of all materials, including notices, minutes, consents and regularly compiled financial and operating data distributed to the members of the Board at the same time as such materials are distributed to the Board; provided, however, the Company shall have the right to exclude such observer or withhold such information to the extent such observer’s presence or receipt of such information could reasonably be expected to result in the loss of attorney-client privilege or any other privilege or a violation of antitrust, export control or other Laws, breach of any confidentiality agreement or any other adverse consequence to the Company.  The initial Board observer shall be Jonathan Seiffer.  The Board observer shall be bound by all confidentiality, conflicts of interests, trading and disclosure and other governance requirements of a director on the Board.

(f)            For so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), the Company shall not, without the prior written approval of the Majority Approved Holders, increase the size of the Board in excess of eleven (11) or decrease the size of the Board if such decrease would require the resignation of the Majority Approved Holders’ designee from the Board.

(g)            If the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b) and the Majority Approved Holders notify the Company in writing that the Majority Approved Holders elect or agree not to designate a director for nomination, then the Majority Approved Holders shall have the right to instead designate a second non-voting observer to the Board with the rights set forth in Section 1.1(e).

1.2           Voting.  For so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), at each meeting of the shareholders of the Company and at every postponement or adjournment thereof, each Shareholder shall take such action as may be required so that all of the Convertible Preference Shares or Common Shares beneficially owned, directly or indirectly, by such Shareholder and entitled to vote at such meeting of shareholders are voted (i) in favor of each director nominated and recommended by the Company’s Nomination and Corporate Governance Committee of the Board for election at any such meeting (provided that such nomination is not inconsistent with Section 1.1(b)), and against the removal of any director designated by the Nomination and Corporate Governance Committee of the Board, (ii) against any shareholder nominations for director which are not approved and recommended by the Board for election at any such meeting, (iii) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Compensation Committee of the Board, (iv) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm and (v) in accordance with the recommendation of the Board with respect to any proposed business combination between the Company and any other Person, but no Shareholder shall be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in its sole discretion, with respect to any other matter.

ARTICLE II

OTHER COVENANTS

2.1           Preemptive Rights.

(a)            For so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), the Shareholders shall be entitled to the preemptive rights set forth in this Section 2.1 with respect to any issuance of Common Shares or Equity-based Securities by the Company (the “New Issue Securities”) following the Closing and, with respect to an issuance in connection with the sale of Equity-based Securities in an initial public offering, its current and future Subsidiaries (each a “Group Company” and collectively, the “Group Companies”), other than a Permitted Issuance (a “Preemptive Rights Issuance”).

(b)            If the Company at any time or from time to time effects a Preemptive Rights Issuance, the Company shall give written notice to the Shareholders a reasonable period in advance of such issuance (but in no event later than twenty (20) days prior to such issuance), which notice shall set forth the number and type of the securities to be issued, the issuance date, the offerees or transferees, the price per security, and all of the other material terms and conditions of such issuance (the “Preemptive Rights Offer Notice”).  Each Shareholder may, by irrevocable written notice to the Company (a “Preemptive Rights Acceptance Notice”) delivered no later than ten (10) days after delivery of such Company notice, commit itself to purchase (or designate an Affiliate thereof to purchase) up to such number of securities as necessary to maintain such Shareholder’s Percentage Ownership of the Company as of immediately prior to such Preemptive Rights Issuance, which number shall be specified by such Shareholder in such Preemptive Rights Acceptance Notice (which amount shall not exceed the number of securities necessary to maintain the Shareholder’s Percentage Ownership of the Company as of immediately prior to such Preemptive Rights Issuance), on the same terms and conditions as such Preemptive Rights Issuance (it being understood and agreed that the price per security that such Shareholder shall pay shall be the same as the price per security set forth in the Preemptive Rights Offer Notice).  If a Shareholder exercises its preemptive rights hereunder with respect to such Preemptive Rights Issuance, the Company shall issue to such Shareholder (or its designated Affiliates) the number of securities specified in such Preemptive Rights Acceptance Notice in accordance with the terms of the issuance but in no event earlier than twenty (20) days after delivery of the Preemptive Rights Offer Notice.  For the avoidance of doubt, in the event that the issuance of New Issue Securities in a Preemptive Rights Issuance involves the purchase of a package of securities that includes New Issue Securities and other securities in the same Preemptive Rights Issuance, each Shareholder shall only have the right to acquire its applicable pro rata portion of such other securities, together with its applicable pro rata portion of such New Issue Securities, in the same manner described above (as to amount, price and other terms).  If the Shareholders exercise their right to purchase under this Section 2.1 with respect to less than their pro rata portion of the Preemptive Rights Issuance proposed to be issued and sold, the Company shall have ninety (90) days thereafter to sell any or all of the remaining New Issue Securities (i.e., those not to be sold to a Shareholder), upon terms and conditions no less favorable to the Company, and no more favorable to the purchasers of such New Issue Securities, than those set forth in the Preemptive Rights Offer Notice. In the event the Company has not sold such New Issue Securities within such ninety (90)-day period, the Company shall not thereafter issue or sell any New Issue Securities without first offering such securities to the Shareholders in the manner provided in this Section 2.1. The purchase of New Issue Securities by the Shareholders pursuant to this Section 2.1 shall be consummated simultaneously with the closing of the sale of the New Issue Securities set forth in the Preemptive Rights Offer Notice, but in no event prior to twenty (20) days after the submission of the Preemptive Rights Offer Notice to each Shareholder.

(c)            The election by a Shareholder not to exercise its preemptive rights hereunder in any one instance shall not affect its right as to any future Preemptive Rights Issuances.

(d)            Notwithstanding anything contained in this Section 2.1, to the extent a Preemptive Rights Issuance is being made only to investors that are “accredited investors” within the meaning of Rule 501 under Regulation D promulgated under the Securities Act, then, at the option of the Board, in its sole discretion, any Shareholder may be excluded from the offer to purchase any securities pursuant to this Section 2.1 and shall have no rights under this Section 2.1 with respect to such Preemptive Rights Issuance to the extent it is not an “accredited investor”.

(e)            If the Board determines in good faith that circumstances require the Company to effect a Preemptive Rights Issuance without first complying with the terms set forth in this Section 2.1, the Company shall be permitted to do so without complying with the terms set forth in this Section 2.1 in connection with such Preemptive Rights Issuance; provided that as promptly as practicable, but in any event within thirty (30) days, following such Preemptive Rights Issuance, the Company permits each Shareholder to purchase its proportionate amount of the applicable securities, taking into account the securities previously issued in such Preemptive Rights Issuance, in the manner contemplated by this Section 2.1.

(f)            Notwithstanding anything to the contrary contained herein, the Company shall not be required to issue any securities pursuant to this Section 2.1, and may modify the voting or other rights of such securities, in each case to the extent that the issuance of such securities to a Shareholder would constitute noncompliance with NYSE rules (or the rules of the principal market on which the Common Shares is then listed) regarding approval by shareholders or would require such approval.

2.2           Information Rights.

(a)            For as long as the Majority Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), and subject to Section 5.4, (i) the Company shall provide the Approved Holders with (A) unaudited monthly (as soon as reasonably practicable after they become available but no later than the earlier of (1) the time they are provided to the Board and (2) fifteen (15) days after the end of each month) financial statements, (B) quarterly (as soon as reasonably practicable after they become available but no later than forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company) financial statements; provided that this requirement shall be deemed to have been satisfied if on or prior to such date, the Company files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC and (C) audited (by a nationally recognized accounting firm) annual (as soon as reasonably practicable after they become available but no later than ninety (90) days after the end of each fiscal year of the Company) financial statements; provided that this requirement shall be deemed to have been satisfied if on or prior to such date, the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC, in each case, prepared in accordance with GAAP as in effect from time to time, which statements shall include the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows and (ii) subject to reasonable restrictions imposed by the Company to comply with antitrust, export control and other Laws and to avoid disclosure to competitors, suppliers and vendors, the Company shall permit the Approved Holders or any authorized representatives designated by the Approved Holders reasonable access to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of accounting and other records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as the Approved Holders may reasonably request.  Any investigation pursuant to this Section 2.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the Company and its Subsidiaries.

(b)            For as long as the Approved Holders have the right to designate a director for nomination pursuant to Section 1.1(b), subject to Section 5.4, the Company shall provide to the Approved Holders copies of all material written information that is provided to the Board at substantially the same time at which such information is first delivered or otherwise made available in writing to the Board; provided, however, that the Company shall not be required to provide information to the extent it could reasonably be expected to result in the loss of privilege or a violation of antitrust, export control or other Laws.

(c)            Nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the extent (i) prohibited by Applicable Law or (ii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or would cause a risk of loss of privilege to the Company or any of its Subsidiaries (provided that the Company shall use reasonable best efforts to make appropriate substitute arrangements under circumstances where the restrictions in clauses (i) and/or (ii) apply).

(d)            Notwithstanding anything else in this Agreement and without limiting the foregoing, the Approved Holders shall implement reasonable firewalls and confidentiality screens, which extend to such of the Approved Holders and their Affiliates, employees, directors, partners and members as is reasonably necessary to ensure that no Confidential Information of the Company, its Subsidiaries or its Affiliates is disclosed to, shared with, or used by or in connection with Other Investments of the Purchaser Group, and which shall be reasonably acceptable to the Company.  The Company acknowledges and agrees that employees of the Initial Shareholder or its Affiliates serve as directors of portfolio companies of the Initial Shareholder or its Affiliates, and such portfolio companies shall not be deemed to have received or used Confidential Information solely due to the dual role of any such employee.

2.3           Standstill.

(a)            Until the later of (x) the three (3)-year anniversary of the Closing and (y) the date on which no nominee designated by the Majority Approved Holders serves on the Board and the Shareholders are no longer entitled to designate any directors for nomination pursuant to Section 1.1 (or have irrevocably waived their right), each Shareholder agrees that, without the prior approval of the Board, such Shareholder will not, directly or indirectly:

(i)            acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, two percent (2%) or more of any direct or indirect “beneficial ownership” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of Common Shares, any securities convertible or exchangeable into Common Shares or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, two percent (2%) or more of any voting securities of the Company, excluding any Common Shares or other securities acquired pursuant to a conversion of the Series A Preference Shares, bonus issue, dividend or distributions by the Company or otherwise acquired pursuant to the Transaction Documents (as defined in the Investment Agreement), including pursuant to Section 2.1 of this Agreement;

(ii)            except as otherwise expressly provided in this Agreement, make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act), whether subject to, or exempt from the federal proxy rules, seek to advise or influence in any manner whatsoever any Person with respect to the voting of any voting securities of the Company or seek to propose to influence, advise, change or control the management, board of directors, policies, affairs or strategy of the Company by way of any public communication or other communications to securityholders intended for such purpose;

(iii)            except as otherwise expressly provided in this Agreement, form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company;

(iv)            acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible or intangible, of the Company or any of its Affiliates or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company or any of its Affiliates, except for such assets as are then being offered for sale by the Company or any of its Affiliates;

(v)            arrange, or in any way participate, directly or indirectly, in any financing for the purchase of two percent (2%) or more of any voting securities of the Company or any securities convertible into or exchangeable or exercisable for two percent (2%) or more of any voting securities or assets of the Company, except for such assets as are then being offered for sale by the Company or any of its Affiliates;

(vi)            otherwise act, alone or in concert with others, to seek to propose to the Company or any of its shareholders any amalgamation, merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction to or with the Company or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the Company or nominate any Person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the shareholders of the Company;

(vii)            make any request or proposal to amend, waive or terminate any provision of Section 2.3(a); provided, that this clause shall not prohibit a Shareholder from making a confidential request or proposal to the Chief Executive Officer or Chairman of the Board of the Company seeking an amendment or waiver of the provisions of this Section 2.3, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof; or

(viii)            take any action that might result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) through (vii) of Section 2.3(a), or announce an intention to do, or enter into any arrangement or understanding or discussions with others to do, any of the actions restricted or prohibited under clauses (i) through (vii) of Section 2.3(a).

(b)            Nothing in Section 2.3(a) will limit the Shareholder’s ability to vote (subject to Section 1.2 above), Transfer (subject to Section 2.4 below), convert (subject to Section 7 of the Series A Certificate) or otherwise exercise rights of  its Common Shares or Series A Preference Shares or the ability of the Shareholders’ director designee elected to the Board pursuant to Section 1.1 to vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board.

2.4           Transfer Restrictions.

(a)            Except as otherwise permitted in this Agreement, until the earliest of (x) two (2) years following the Closing, (y) the date on which no nominee designated by the Majority Approved Holders serves on the Board and the Shareholders are no longer entitled to designate any directors for nomination pursuant to Section 1.1 (or have irrevocably waived their right) and (z) the occurrence of a Fundamental Change (as defined in the Series A Certificate), the Shareholders will not Transfer any Convertible Preference Shares or any Common Shares issued upon conversion of the Convertible Preference Shares or, if applicable, issued pursuant to this Agreement.

(b)            Notwithstanding Section 2.4(a), the Shareholders shall be permitted to Transfer any portion or all of their Convertible Preference Shares or Common Shares issued upon conversion of the Convertible Preference Shares at any time under the following circumstances:

(i)            Transfers to any Permitted Transferee, but only if the transferee agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement, which writing shall be deemed acceptable to the Company if in the form of a joinder agreement substantially in the form attached hereto as Exhibit A;

(ii)            Transfers pursuant to an amalgamation, merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction entered into by the Company or any Subsidiary; or

(iii)            Transfers that have been approved in writing by the Board prior to such Transfer.

(c)            Notwithstanding Sections 2.4(a) and (b), for as long as any Convertible Preference Shares issued pursuant to the Investment Agreement are issued, without the prior written consent of the Company in its sole discretion, no Shareholder may Transfer any Convertible Preference Shares or Common Shares issued or issuable upon conversion of the Convertible Preference Shares to (i) any Company Competitor, (ii) any Person that has filed a Schedule 13D or Schedule 13G with respect to its ownership of shares of the Company if (A) such Person has a current obligation to file a Schedule 13D or Schedule 13G and (B) the last such Schedule 13D or Schedule 13G or amendment thereto filed by such Person states that such Person beneficially owns more than 5% of the issued and outstanding Common Shares, (iii) any Person that such Shareholder knows or reasonably should know is or has been an activist investor in the three years prior to such Transfer or (iv) any Person that such Shareholder knows (after reasonably inquiry of such Person) would be required to file a Schedule 13D or Schedule 13G with respect to its ownership of shares of the Company as a result of such Transfer (each a “Prohibited Transferee”); provided that no such restriction in this Section 2.4(c) shall apply to a Transfer in a registered public offering (other than a direct placement) or pursuant to Rule 144 (provided such Transfer pursuant to Rule 144 either is not a direct placement or satisfies the requirements of paragraph (f) of such rule), so long as in the case of either (A) or (B) such Transfer is not knowingly (without any obligation of investigation) made by any Shareholder to a Prohibited Transferee (other than a Schedule 13G filer, except for any Schedule 13G filer who is a Company Competitor).

(d)            Notwithstanding anything in this Agreement or the Company’s Code for Securities Transactions to the contrary or otherwise, “Transfer” shall not include, and this Section 2.4 shall not prohibit, any encumbrance or pledge of any Convertible Preference Shares or Common Shares issued upon conversion of the Convertible Preference Shares pursuant to one or more credit facilities of any Affiliate of the Initial Shareholder, so long as the Initial Shareholder (i) provides written notice to the Company if any event of default pursuant to any such credit facility results in any lender thereunder foreclosing on such collateral, (ii) makes provision such that the Company will be entitled to redeem any Convertible Preference Shares before or after such foreclosure for the redemption price set forth in Section 8(a) of the Series A Certificate and (iii) makes provision such that any lender thereunder will not be entitled to exercise any rights pursuant to Section 1.1 hereof, including in the event of any foreclosure.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Shareholders.  The Initial Shareholder, as of the date hereof, and each other Shareholder, as of the date such Shareholder becomes a party to this Agreement, hereby represent and warrant to the Company as follows:

(a)            Such Shareholder has been duly formed, is validly existing and is in good standing under the laws of its jurisdiction of organization.  Such Shareholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)            The execution and delivery by such Shareholder of this Agreement and the performance by such Shareholder of its obligations under this Agreement does not and will not conflict with, violate any provision of, or require the consent or approval of any Person under, (i) Applicable Law, (ii) the organizational documents of such Shareholder, or (iii) any Contract to which such Shareholder is a party or to which any of its assets are subject, in case of clauses (i) and (iii), except as would not be reasonably expected to have a material adverse effect on such Shareholder’s performance of its obligations hereunder.

(c)            The execution, delivery and performance of this Agreement by such Shareholder has been duly authorized by all necessary corporate (or similar) action on the part of such Shareholder.  This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.2           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Initial Shareholder as of the date hereof as follows:

(a)            The Company is a duly incorporated and validly existing company in good standing under the laws of Bermuda.  The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)            The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with, violate any provision of, or require any consent or approval of any Person under, (i) Applicable Law, (ii) the organizational documents of the Company, or (iii) any Contract to which the Company is a party or to which any assets of the Company and its Subsidiaries are subject, in case of clauses (i) and (iii), except as would not be reasonably expected to have a material adverse effect on the Company’s and its Subsidiaries’ ability to operate in the ordinary course of business consistent with past practice.

(c)            The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

ARTICLE IV

DEFINITIONS

4.1           Defined Terms.  Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.  For purposes of this Agreement, none of the Shareholders and their respective Affiliates shall be deemed to be Affiliates of the Company or any of its Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of (i) constitutions, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Entity, and (ii) any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Entity.

“Approved Holders” means the Initial Shareholder and any Permitted Transferees.

“Board” has the meaning set forth in Section 1.1(a).

“Cause” means (i) a conviction for a criminal offense involving dishonesty or (ii) engaging in conduct which brings the applicable director or the Company into disrepute and which results in material financial detriment to the Company.

“Closing” has the meaning set forth in the Investment Agreement.

“Common Shares” means the common shares, par value $0.18 per share of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Competitor” means any Person that derives at least 10% of its sales (and in any event at least $25 million of its sales per calendar year) from the sale of jewelry products and watches (whether retail or wholesale).

“Confidential Information” means any and all confidential or proprietary information pertaining to the Company or its Affiliates, or the respective businesses and operations thereof, furnished or made available by the Company to, any Shareholder; provided, that “Confidential Information” shall not include information that (A) is at the time of disclosure, already in such Shareholder’s possession (provided, however, that such information is not known by such Shareholder following reasonable inquiry to be subject to an obligation of confidentiality owed to the Company or any other Person), (B) is or becomes generally available to the public other than as a result of a disclosure by such Shareholder or any of its Representatives in violation of this Agreement or any applicable confidentiality or non-disclosure agreement, (C) becomes available to such Shareholder on a non-confidential basis from a source other than the Company or its Representatives (provided, however, that such source is not known by such Shareholder following reasonable inquiry to be bound by an obligation of confidentiality owed to the Company or any other Person) or (D) is developed by such Shareholder without using all or any portion of Confidential Information or violating any of the obligations of such Shareholder under this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 3, 2016, by and between the Company and Leonard Green & Partners, L.P.

“Contract” means any contract, agreement, note, bond, indenture, guarantee, subcontract, lease or undertaking.

“Convertible Preference Shares” has the meaning set forth in the Recitals.

“Equity-based Security” means any class or series of shares (including a new class of common shares of the Company other than Common Shares), any preference shares or any other equity-like or hybrid securities (including debt securities with equity components), including options, warrants, convertibles, exchangeable or exercisable securities, share appreciation rights or any other security or arrangement whose economic value is derived from the value of the equity of the Group Companies.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fund VI” has the meaning set forth in the Preamble.

“Fund Side VI” has the meaning set forth in the Preamble.

“Governmental Entity” means any foreign, federal or local government, or regulatory or enforcement authority of any such government or any court, administrative agency or commission or other authority or instrumentality of any such government.

“Group Company” has the meaning set forth in Section 2.1(a).

“Initial Shareholder” has the meaning set forth in the Preamble.

“Investment Agreement” has the meaning set forth in the Recitals.

“Law” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“LGP Associates VI-A” has the meaning set forth in the Preamble.

“LGP Associates VI-B” has the meaning set forth in the Preamble.

“Majority Approved Holders” means, as of any date, the Approved Holders holding a majority of the Original Preference Shares then held by all Approved Holders.

“Majority Shareholders” means, as of any date, the Shareholders holding a majority of the Common Shares of the Company on a fully-diluted, as converted basis then held by all Shareholders.

“Original Preference Shares” means, as of any date, the Common Shares issuable upon conversion of the Series A Preference Shares issued pursuant to the Investment Agreement on the date hereof plus the Common Shares that were converted from Series A Preference Shares issued pursuant to the Investment Agreement as of the date hereof (without duplication).

“Other Investments” has the meaning set forth in Section 5.13.

“Percentage Ownership” means, as to any Shareholder and as of any date, the percentage equal to (i) the aggregate number of Common Shares held by such Shareholder on a fully diluted as-converted basis divided by (ii) the total number of issued Common Shares of the Company on a fully diluted, as-converted basis.

“Permitted Issuance” means any issuance of Common Shares or Equity-based Securities in connection with (i) bonus issues or share dividends, but solely to the extent that holders of Convertible Preference Shares participate in such issuance, (ii) share splits or subdivisions, (iii) reclassifications, redomestications and similar transactions (except to the extent that new capital is raised in connection therewith), (iv) kickers to bona fide lenders, (v) issuances in respect of any equity incentive, share option, restricted share or similar plan approved by the Board, (vi) issuances in respect of acquisitions of another Person (whether by amalgamation, merger, acquisition of the capital stock of such Person, acquisition of all or substantially all of the assets of such Person, or other reorganization), (vii) issuances in respect of any shareholder rights plan or (viii) issuances in respect of conversion of the Convertible Preference Shares.

“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person, (iii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Person or an Affiliate of such Person serves as the general partner, manager or advisor, or any successor entity of the foregoing and (iv) with the consent of the Company, such consent not to be unreasonably withheld, any limited partners of, or Affiliates of limited partners of, Fund VI, Fund Side VI, Green Equity Investors VII, L.P., a Delaware limited partnership, or Green Equity Investors Side VII, L.P., a Delaware limited partnership, or any of their parallel or feeder funds.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Preemptive Rights Acceptance Notice” has the meaning set forth in Section 2.1(b).

“Preemptive Rights Issuance” has the meaning set forth in Section 2.1(a).

“Preemptive Rights Offer Notice” has the meaning set forth in Section 2.1(b).

“Prohibited Transferee” has the meaning set forth in Section 2.4(c).

“Purchaser Group” has the meaning set forth in Section 5.13.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Renounced Business Opportunities” has the meaning set forth in Section 5.13.

“Representative” means, with respect to any Person, any director, officer, employee, Affiliate, advisor (including any financial advisor, legal counsel, accountant or consultant), agent or other representative of such Person.

“Securities” shall mean the Convertible Preference Shares, including the Common Shares underlying the Convertible Preference Shares.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Certificate” has the meaning set forth in Section 1.1(b).

“Series A Preference Shares” means preference shares, par value $0.01 per share, designated as “Series A Convertible Preference Shares”, of the Company issued pursuant to the Investment Agreement.

“Shareholders” means the Initial Shareholder and any Person (i)(x) who acquires Convertible Preference Shares (or to whom Convertible Preference Shares is transferred), whether from a Shareholder, the Company or otherwise or, (y) to whom any rights, interests or obligations hereunder are assigned pursuant to Section 5.3 and (ii) in the case of both (i)(x) and (i)(y), who executes a written joinder agreement substantially in the form attached hereto as Exhibit A.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such Person or a subsidiary of such Person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such Person, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.

“Transfer” by any Person means directly or indirectly, to sell, transfer, assign, pledge (subject to Section 2.4(d)), encumber (subject to Section 2.4(d)), hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge (subject to Section 2.4(d)), encumbrance (subject to Section 2.4(d)), hypothecation or similar disposition of, any securities owned by such Person or of any interest (including any voting interest) in any securities owned by such Person.

4.2           Terms Generally.  The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to “Articles” and “Sections” shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  References to “$” or “dollars” means United States dollars.  The definitions given for terms in this ARTICLE IV and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.

ARTICLE V

MISCELLANEOUS

5.1           Term.  This Agreement will be effective as of the Closing and, except as otherwise set forth herein, will continue in effect thereafter until the mutual written agreement of the Company and the Majority Shareholders.

5.2           Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Majority Shareholders.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

5.3           Successors and Assigns.  Except as otherwise provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company and the Majority Shareholders.  Notwithstanding the foregoing, (i) subject to the execution of a joinder agreement substantially in the form set forth as Exhibit A, a Shareholder may assign all or any portion of its rights, interests or obligations under this Agreement to any Person (other than a Prohibited Transferee) to which such Shareholder assigns or transfers Securities and (ii) this Agreement may be assigned by operation of law by the Company.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns.  Any attempted assignment in violation of this Section 5.3 shall be void.

5.4           Confidentiality.  The parties recognize that, in connection with the performance of this Agreement, the Company may provide the Shareholders with access to, or otherwise furnish the Shareholders with, certain Confidential Information.  The Shareholders shall keep all Confidential Information strictly confidential and not disclose any such Confidential Information to any other Person, except as may be requested or legally compelled (in either case pursuant to the terms of a valid and effective subpoena or order issued by a Governmental Entity or pursuant to a civil investigative demand or similar judicial process); provided, however, that each Shareholder may disclose such Confidential Information to (i) its Representatives who need to know such Confidential Information for purposes of such Shareholder’s investment in the Company and who agree to be bound by the terms of this Section 5.4, (ii) Permitted Transferees in connection with a proposed Transfer of Convertible Preference Shares or Common Shares (it being understood that prior to any such disclosures, the prospective transferee shall be informed of the confidential nature of the information and the Purchaser shall be responsible for any breach of this Section 5.4 by such Person) or (iii) the Initial Shareholder’s limited partners; provided, that for purposes of this clause (iii), such Confidential Information is limited to financial and other information regarding the Company or its Subsidiaries that is contractually required or customarily provided to investors in the Initial Shareholder.  Furthermore, each Shareholder shall not, and shall cause its Representatives not to, use any Confidential Information for any purpose whatsoever other than to evaluate, monitor, manage or ascribe a value to its investment in the Company or enforce its rights under this Agreement.  Each Shareholder shall take precautions that are reasonable, necessary and appropriate to guard the confidentiality of the Confidential Information and shall treat such Confidential Information with at least the same degree of care which it applies to its own confidential and proprietary information.  In the event that any Shareholder (or any Affiliates thereof) is requested or required to disclose any Confidential Information pursuant to this Section 5.4, it shall provide prompt written notice to the Company of the proposed disclosure prior to such disclosure and to cooperate with the Company, at the Company’s cost, in any effort the Company undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with this provision, the Shareholder will furnish only that portion of such information that the Shareholder is advised by legal counsel is legally required and will exercise their commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded such information.  Each Shareholder hereby acknowledges and agrees that all Confidential Information is and shall at all times remain the sole and exclusive property of the Company or its Affiliates.  For the avoidance of doubt, the terms of this Section 5.4 shall survive the termination of this Agreement.

5.5           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6           Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

5.7           Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, the Investment Agreement and the Registration Rights Agreement, constitutes the entire agreement among the parties or to which they are subject and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of the transactions contemplated hereby and thereby.

5.8           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (excluding choice‑of‑law principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State), without regard to any applicable conflicts-of-law principles.  The parties hereto agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Chancery Court of the State of Delaware; provided, however, that to the extent such jurisdiction is unavailable for any reason, the parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties hereto submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

5.9           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.10            Specific Performance.  The parties hereto agree that irreparable damage may occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 5.8, in addition to any other remedy to which they are entitled at law or in equity.

5.11            No Third-Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement.

5.12            Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Signet Jewelers Limited
Clarendon House, 2 Church Street
Hamilton HM11, Bermuda
Attn:                          Mark Jenkins
E-mail:                      corporatesecretary@jewels.com
Fax:                          +44 (0) 20 7624 0835

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:                        Michael J. Aiello
E-mail:                    michael.aiello@weil.com
Fax:                          (212) 310-8007

If to the Initial Shareholder, to:

c/o Leonard Green & Partners, L.P.
11111 Santa Monica Blvd., #2000
Los Angeles, CA 90025
Attn:  Jonathan Seiffer
           Jeffrey Suer
E-mail: seiffer@leonardgreen.com; jsuer@leonardgreen.com
 Facsimile:  (310) 954-0404

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
Attn:                          Howard A. Sobel
                           Jason H. Silvera
E-mail:                       howard.sobel@lw.com
                            jason.silvera@lw.com
Fax:                    (212) 751-4864

5.13            Corporate Opportunities.  Notwithstanding anything to the contrary in this Agreement or in any policy or code of the Company, including the Code of Business and Ethics and the Code of Ethics for Senior Officers, the Company, on behalf of itself and its Subsidiaries, (a) acknowledges and affirms that the Initial Shareholder and its Affiliates, employees, directors, partners and members, including any director or observer designated pursuant to Section 1.1 hereof (the “Purchaser Group”) (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its Subsidiaries (and related services businesses) that may, are or will be competitive with the Company’s or any of its Subsidiaries’ businesses or that could be suitable for the Company’s or any of its Subsidiaries’ interests, (ii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments, (iii) may develop or become aware of business opportunities for Other Investments; and (iv) may or will, as a result of or arising from the matters referenced in this Section 5.13, the nature of the Purchaser Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments or any other opportunities that may arise in connection with the circumstances described in the foregoing clauses (i) – (iv) (collectively, the “Renounced Business Opportunities”)), (c) acknowledges and affirms that no member of Purchaser Group, including any director or observer designated pursuant to Section 1.1 hereof, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its Subsidiaries, and any member of Purchaser Group may pursue a Renounced Business Opportunity and (d) acknowledges and affirms that any of the activities set forth in this Section 5.13 shall not be considered a violation of any policies and codes of the Company.  Notwithstanding the foregoing, the Company does not renounce its interest in any corporate opportunity if such corporate opportunity was offered to a director solely in his or her capacity as a director of the Company; provided that such opportunity has not been separately presented to Initial Shareholder or its Affiliates or is not otherwise being independently pursued by Initial Shareholder or its Affiliates (in each case whether before or after such opportunity is presented to such director), other than as a result of a breach of such director’s confidentiality obligations to the Company pursuant to Section 5.4 hereof.  Notwithstanding the foregoing, the Company shall not be prohibited from pursuing any Renounced Business Opportunity as a result of this Section 5.13.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

SIGNET JEWELERS LIMITED

By:	/s/ Mark S. Light
Name:	Mark S. Light
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

GREEN EQUITY INVESTORS VI, L.P.

By: GEI Capital VI, LLC, its General Partner

By:	/s/ Jonathan Seiffer
Name:	Jonathan Seiffer
Title:	Senior Vice President

GREEN EQUITY INVESTORS SIDE VI, L.P.

By: GEI Capital VI, LLC, its General Partner

By:	/s/ Jonathan Seiffer
Name:	Jonathan Seiffer
Title:	Senior Vice President

LGP ASSOCIATES VI-A LLC

By: Peridot Coinvest Manager LLC, its manager

By: Leonard Green & Partners, L.P., its manager

By: LGP Management, Inc., its general partner

By:	/s/ Jonathan Seiffer
Name:	Jonathan Seiffer
Title:	Senior Vice President

LGP ASSOCIATES VI-B LLC

By: Peridot Coinvest Manager LLC, its manager

By: Leonard Green & Partners, L.P., its manager

By: LGP Management, Inc., its general partner

By:	/s/ Jonathan Seiffer
Name:	Jonathan Seiffer
Title:	Senior Vice President

[Signature Page to Registration Rights Agreement]

EXHIBIT A

JOINDER AGREEMENT

Signet Jewelers Limited.
 Clarendon House, 2 Church Street
Hamilton HM11, Bermuda
Facsimile: +44 (0) 20 7624 0835
 Attention: Mark Jenkins

Ladies and Gentlemen:

Reference is made to the Shareholders’ Agreement, dated as of [●], 2016 (as such agreement may have been or may be amended from time to time) (the “Agreement”), by and among Signet Jewelers Limited, a Bermuda exempted company, each of Green Equity Investors VI, L.P., a Delaware limited partnership, Green Equity Investors Side VI, L.P., a Delaware limited partnership, LGP Associates VI-A LLC, a Delaware limited liability company, LGP Associates VI-B LLC, a Delaware limited liability company, and any other parties identified on the signature pages of any joinder agreements substantially similar to this joinder agreement executed and delivered in accordance with the Agreement.  Capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement.

The undersigned agrees that, as of the date written below, the undersigned shall become a party to the Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as a “Shareholder,” as though an original party thereto.  The undersigned represents and warrants that the representations and warranties set forth in Section 3.1 of the Agreement are true and correct in all respects as of the date hereof.

This joinder agreement and all claims or causes of action based upon, arising out of, or related to this Agreement (whether based on contract, equity, tort or any other theory) shall be governed by and construed in accordance with the laws of the State of Delaware (excluding choice‑of‑law principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State), without regard to any applicable conflicts-of-law principles.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the [__]th day of [______________], [____].

[__________________________]

                                            By:______________________________
Name:
Title: